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                                                                   Exhibit 99.1A

                   AMENDED AND RESTATED JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of any amendments to the Schedule 13D dated November 21, 2003 (including, without limitation, Amendment No. 1 hereto dated December 24,
2003) with respect to the Common Stock of Sylvan Inc. The undersigned agree that each of the undersigned is responsible for the timely filing of this Amendment and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained herein or therein; but none of the undersigned is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This joint filing agreement shall be filed as an exhibit to such Amendment.

Date: December 24, 2003.


SAC Holding Co.                               Snyder Associated Companies, Inc.

By:               *                           By:               *
    ---------------------------                   ---------------------------
Name:    Elmer A. Snyder                      Name:    Elmer A. Snyder
      -------------------------                      ------------------------
Title:   President                            Title:   President
       ------------------------                      ------------------------

/s/               *                           /s/ Dennis C. Zensen
-------------------------------               -------------------------------
Roger H. Claypoole                            Dennis C. Zensen



*By:     /s/ Brian S. Belanger
    ---------------------------
         Brian S. Belanger
         Attorney-in-Fact